As Filed with the Securities and Exchange Commission on August 15, 2001
                                                      Registration No. 333-64090
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                         -------------------------------
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        ---------------------------------

                               FOSTER WHEELER LTD.
             (Exact Name of Registrant as Specified in its Charter)
       Bermuda                      1600                         22-3802649
(State or Other Jurisdiction  (Primary Standard Industrial      (I.R.S. Tax
  of Incorporation or          Classification Code Number)   Identification No.)
    Organization)
                            Perryville Corporate Park
                         Clinton, New Jersey 08809-4000
                            Telephone: (908) 730-4000
                            Facsimile: (908) 730-5300
                   (Address, Including Zip Code, and Telephone
                                Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                             Thomas R. O'Brien, Esq.
                             c/o Foster Wheeler LLC
                            Perryville Corporate Park
                         Clinton, New Jersey 08809-4000
                            Telephone: (908) 730-4000
                            Facsimile: (908) 730-5300
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
     Foster Wheeler Ltd. maintains its registered offices at Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda, and its principal executive offices at Perryville Corporate Park, Clinton, New Jersey 08809-4000. The executive offices
of  the  subsidiary  which  supervises   Foster  Wheeler  Ltd.'s   subsidiaries'
activities are located at Perryville Corporate Park, Clinton, New Jersey 08809-4000. The telephone number there is (908) 730-4000.

                               FOSTER WHEELER LLC
             (Exact Name of Registrant as Specified in its Charter)
   Delaware                            1600                    22-3803814
(State or Other Jurisdiction  (Primary Standard Industrial     (IRS Tax
 of Incorporation or            Classification Code No.) Identification  Number)
   Organization

                           Perryville Corporate Park
                         Clinton, New Jersey 08809-4000
                           Telephone: (908) 730-4000
                           Facsimile: (908) 730-5300
           (Name, Address, Including Zip Code, and Telephone Number,
        Including Area Code of Registrant's Principal Executive Offices)
                            Thomas R. O'Brien, Esq.
                           Perryville Corporate Park
                         Clinton, New Jersey 08809-4000
                           Telephone: (908) 730-4000
                           Facsimile: (908) 730-5300
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code of Agent for Service)

                          ----------------------------
                                   Copies to:
                            Priscilla Almodovar, Esq.
                            Timothy B. Goodell, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                               New York, NY 10036
                                 (212) 819-8200
                          ----------------------------
     Approximate date of commencement of proposed sale to the public. From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                         ------------------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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   The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 14, 2001


                               FOSTER WHEELER LTD.

                                  $210,000,000

                  6.50% CONVERTIBLE SUBORDINATED NOTES DUE 2007

           AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THE NOTES



                   UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                   PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY
                               FOSTER WHEELER LLC



We issued the notes in private placements in May and June 2001. This prospectus will be used by selling securityholders named in this prospectus or in a prospectus supplement to resell their notes and the common shares upon conversion of their notes.

The notes are convertible at the option of the holder into our common shares at a conversion price of $16.05 per common share, subject to adjustment under certain circumstances. We will pay interest on the notes on June 1 and December 1 of each year, beginning December 2001.

We may redeem the notes on or after June 1, 2004 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if the closing price of our common shares has exceeded 120% of the conversion price for a specified period of time before the redemption notice. Upon a change of control, holders of the notes will have the right to require us to purchase the notes at 100% of their principal amount plus accrued and unpaid interest. The notes will be unsecured subordinated obligations of Foster Wheeler Ltd. and will rank junior in right of payment to all of our existing and future senior debt.

The notes will be fully and unconditionally guaranteed by Foster Wheeler LLC, an indirect wholly-owned subsidiary of Foster Wheeler Ltd. Payments under the guarantee will constitute subordinated obligations of Foster Wheeler LLC and will rank junior in right of payment to all of Foster Wheeler LLC's existing and future senior debt.

Our common shares are quoted on the New York Stock Exchange under the symbol "FWC". On August 13, 2001, the last reported sale price of Foster Wheeler Ltd. common shares was $7.50 per share.

 Investing in the notes involves risks. See "Risk Factors" beginning on page 8.

We will not receive any of the proceeds from the sale of the notes or the shares of common stock by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers and, any commissions paid to broker-dealers and, if broker-dealers purchase any notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

                                   -----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     This prospectus is dated _______, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY RESALE OF OUR NOTE OR COMMON SHARES.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION............................................1

FORWARD-LOOKING STATEMENTS.....................................................2

SUMMARY........................................................................3

RISK FACTORS...................................................................7

USE OF PROCEEDS...............................................................15

RATIO OF EARNINGS TO FIXED CHARGES............................................16

DESCRIPTION OF THE NOTES......................................................17

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.......................42

CERTAIN BERMUDA TAX CONSIDERATIONS............................................47

PLAN OF DISTRIBUTION..........................................................48

LEGAL MATTERS.................................................................51

                       WHERE YOU CAN FIND MORE INFORMATION

     Foster Wheeler Ltd. is, and prior to the reorganization Foster Wheeler Corporation was, subject to the information requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Foster Wheeler Ltd. will, and prior to the reorganization Foster Wheeler Corporation did, file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Foster Wheeler Ltd. will include Foster Wheeler LLC condensed consolidating financial information in its Exchange Act reports for so long as the notes remain outstanding.

     Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering. This prospectus is part of a registration statement we filed with the SEC. We have filed and incorporate by reference the following documents:

     - Annual Report on Form 10-K/A for the year ended December 29, 2000, filed on May 11, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended June 29, 2001, filed on August 13, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended March 30, 2001, filed on May 14, 2001;

     - Registration Statement on Form S-4 (Registration No. 333-52468), filed on March 9, 2001;

     -    Current Report on Form 8-K, filed on May 25, 2001;

     -    Current Report on Form 8-K, filed on May 30, 2001; and

     -    Current Report on Form 8-K, filed on August 1, 2001.

                           FORWARD-LOOKING STATEMENTS

     Forward-looking statements in this prospectus about Foster Wheeler are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Foster Wheeler to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of Foster Wheeler.

     Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "project", "estimates",
"plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical acts. You should understand that the following important factors and assumptions could affect the future results of Foster Wheeler and could cause actual results to differ materially from those expressed in such forward-looking statements:

     - changes in the rate of economic growth in the United States and other major economies,

     - changes in investment by the power, oil & gas, pharmaceutical, chemical/petrochemical and environmental industries,

     -    changes in regulatory environment,

     -    changes in project schedules,

     -    changes in trade, monetary and fiscal policies worldwide,

     -    currency fluctuations,

     - outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure,

     - protection and validity of patents and other intellectual property rights, and

     -    increasing competition by foreign and domestic companies.

     Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the control of Foster Wheeler. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by Foster Wheeler.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our proxy statements, quarterly reports on Form 10-Q, annual report on Form 10-K and current reports on Form 8-K to the Securities and Exchange Commission. See "Where You Can Find More Information". Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors". These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                     SUMMARY

     This summary contains basic information about this offering. This summary does not contain all of the information that may be important to you in deciding whether to purchase the notes. We encourage you to read the entire prospectus, including the financial data and the information described under the heading "Risk Factors" and the other documents to which we have referred you, prior to deciding whether to purchase the notes.

     In this prospectus, when we use the term "Foster Wheeler", "we" or "our", we mean Foster Wheeler Ltd., and our company's subsidiaries on a consolidated basis, unless the context means otherwise. Also, the terms "unfilled orders" and "backlog" are used interchangeably to refer to expected future revenues under signed contracts, contracts awarded but not finalized and letters of intent which our management has determined are likely to be performed.

                               Foster Wheeler Ltd.

     We are a leading global engineering, procurement and construction company and are a leading provider of advanced steam generation equipment to the power industry. Over the past century, our steam generation equipment has been installed in over 600 power generation plants worldwide with an aggregate generation capacity in excess of 150,000 megawatts. Since the early 1900s, we and our predecessors have engineered and built thousands of process, power and industrial facilities in more than 125 countries. We serve five principal business sectors, including power, environmental, oil & gas, pharmaceutical and chemical/petrochemical.

     We were formed in 1900 as Power Specialty Company and renamed Foster Wheeler Corporation after a merger with Wheeler Condenser & Engineering Company (founded 1891). On May 25, 2001, we were effectively reorganized as Foster Wheeler Ltd., a Bermuda company. Power Specialty Company and Wheeler Condenser Company were early leaders in steam generation equipment and engineering services to the power generation and petroleum refining industries. We have more than 10,000 employees and offices in over 30 countries.

                              Our Business Strategy

     Our business strategy is to increase shareholder value by capitalizing on significant opportunities in the power, oil & gas and pharmaceutical as well as the chemical/petrochemical and environmental markets. We intend to achieve these goals by:

     Capitalizing on our market leadership in steam generation equipment and technology. For almost a century, we have been a recognized leader in the production of steam generation equipment, a key component of all natural gas-fired, combined-cycle and all coal-fired power generation plants.

     - Combined-cycle steam generation equipment. We are a market leader in the production of HRSGs used in natural gas-fired, combined-cycle power generation plants. HRSGs can represent as much as 8-12% of the total installed cost of a combined-cycle plant and can improve efficiency by more than 50%.

     - Clean coal technology. Our CFB boilers are a leading commercial, clean coal steam generation technology that help to reduce emissions from and improve the efficiency of coal-fired power generation plants. Clean coal technology has been recognized by the current Presidential administration as a key component at our national energy policy. We estimate our share of the global CFB boiler market to be nearly 50%. We believe we are well positioned to introduce the next generation of clean coal technology in the form of super-critical CFB products and gasification fluidized-bed combined-cycle products.

     We intend to grow our steam generation equipment business by continuing to invest in commercially viable clean coal technologies, participating in the re-powering and upgrading of aging facilities, and increasing the aftermarket services we offer. We also intend to continue to leverage our strong market position in steam generation equipment to capture a larger share of the global market for engineering, procurement and construction services for coal-and natural gas-fired power generation plants.

     Benefitting from increases in oil & gas industry spending. Clean air legislation and regulations taking effect in the period 2004-2007 in the United States and Europe will require the upgrade and modification of significant petroleum refining capacity. We intend to capitalize on this requirement by applying our years of experience in the engineering and construction of petroleum refineries, our familiarity with virtually all refining technologies and our expertise in clean fuels, in particular. In addition, the increase in oil and gas prices has resulted in a significant increase in oil and gas exploration and production projects by energy companies. We intend to capitalize on the increase in upstream activity by leveraging our knowledge and experience in key areas such as offshore platform production, liquified natural gas and gas-to-liquids production.

     Serving the growing pharmaceutical industry. The pharmaceutical industry continues to experience sustained growth due to the aging of populations in developed nations and advances in medical science and biotechnology. We are a leader in the engineering and construction of bulk pharmaceutical facilities. We intend to leverage our global relationships with major pharmaceutical companies to capture a larger share of the engineering and construction of secondary and biopharmaceutical facilities.

     Reducing our debt. We intend to continue reducing our debt by divesting non-core businesses and by generating cash flow from operations.

     Utilizing disciplined project acquisition and risk management. We intend to focus our activities on cost-reimbursable and negotiated lump-sum work with well-established clients and to selectively pursue lump-sum turnkey projects secured by bidding where we believe we have a competitive advantage. We believe cost-reimbursable and negotiated lump-sum work reduce our exposure to unanticipated and unrecoverable cost overruns. Negotiated lump-sum contracts are obtained by direct negotiation rather than on a competitive bid basis. In instances where we enter into lump-sum contracts, we will rely on our experience in executing projects worldwide, our local knowledge and presence in markets where we execute projects and our risk management procedures to limit our commercial and financial exposure.

     Streamlining procurement practices. We have developed and implemented an internet-based product and services procurement system, "e-Procurement", to link our customers and suppliers electronically throughout the world. We believe that e-Procurement will help us improve customer service, increase work process efficiencies, reduce project costs and expenses, optimize project cycle times and leverage our worldwide corporate buying power.

     Nurturing key client relationships globally. We are continually focusing our business development and marketing efforts on a core group of global clients, many of whom we have worked with on multiple projects. Our customer list includes many prominent multinational and domestic clients, including Exxon Mobil Corporation, Royal Dutch/Shell Group, BP Amoco, GlaxoSmithKline, Saudi Aramco, Chevron Corporation, Florida Power & Light Company, the U.S. Department of Defense and the U.S. Department of Energy. We believe that our focused business development effort and global presence will contribute to reduced business development expense and project risk exposure and therefore higher profitability.

     Foster Wheeler Ltd. is a Bermuda company. Our principal offices are located at Perryville Corporate Park, Clinton, New Jersey 08809-4000, and our main telephone number is (908) 730-4000.

                       Reorganization as a Bermuda Company

     On May 25, 2001, Foster Wheeler Corporation was effectively reorganized as Foster Wheeler Ltd., a Bermuda company. We believe that a significant portion of our business is, and will be, generated from markets outside the United States. This reorganization will provide financial and other business advantages that were not available under the previous corporate structure. By aligning the structure with the business operations, it should promote operational efficiencies, including improvements in global cash management. The reorganization should provide a more favorable corporate and regulatory structure for expansion of current and future business opportunities. The reorganization may also facilitate access to financing sources outside of the United States and broaden the investor base by making the stock more attractive to non-U.S. investors. In addition, we believe that the reorganization should provide greater flexibility over the long-term in seeking to improve our worldwide effective tax rate.

     To consummate the reorganization, Foster Wheeler Corporation merged with a Delaware limited liability company, Foster Wheeler LLC. Foster Wheeler LLC is a wholly-owned, indirect subsidiary of Foster Wheeler Ltd., a Bermuda company. Upon the effectiveness of the merger, all of Foster Wheeler Corporation's outstanding shares automatically became shares of Foster Wheeler Ltd. At the time of the merger, all previously outstanding shares of Foster Wheeler Ltd. were cancelled. Our shareholders did not suffer any dilution in their ownership as a result of the reorganization.

     All of Foster Wheeler Corporation's existing debt remained at the Foster Wheeler LLC level. Foster Wheeler Ltd. guarantees much of this debt.

     All of Foster Wheeler Corporation's current subsidiaries became subsidiaries of Foster Wheeler LLC, and substantially all assets previously owned by Foster Wheeler Corporation were transferred to subsidiaries concurrently with the merger. No subsidiaries were transferred to any third-parties in connection with the reorganization. Prior to the effectiveness of the reorganization, neither Foster Wheeler LLC nor Foster Wheeler Ltd. conducted any operations other than in connection with the reorganization. The financial statements of Foster Wheeler Ltd. at the effective time were substantially identical to the financial statements of Foster Wheeler Corporation immediately prior to the reorganization.

     Upon effectiveness of the reorganization, common shares of Foster Wheeler Ltd., par value $1.00, replaced Foster Wheeler Corporation's common stock as the shares listed and trading on the New York Stock Exchange under the symbol "FWC".

                                  The Offering

Securities Offered............$210,000,000  in  aggregate  principal  amount  of
                              6.50% convertible subordinated notes due 2007 of Foster Wheeler Ltd. The notes will be convertible into common shares of Foster Wheeler Ltd.

Maturity......................June 1, 2007, unless earlier redeemed, repurchased or converted.

Interest Payment Dates........June 1 and  December  1 of  each  year,  beginning
                              December 2001.

Interest Rate.................6.50%  per  year,   subject  to  adjustment  under
                              certain circumstances.

Optional Conversion by
Holders.......................Holders may convert the notes into Foster  Wheeler
                              Ltd. common shares at any time, unless previously redeemed or repurchased, initially at a conversion price of $16.05 per common share, subject to adjustment under certain circumstances.

Ranking.......................The notes are unsecured  subordinated  obligations of Foster Wheeler Ltd. and rank junior in right of payment to all of our existing and future senior debt.

Guarantee.....................The notes are fully and unconditionally guaranteed by Foster Wheeler LLC, an indirect wholly-owned subsidiary of Foster Wheeler Ltd. Payments under the guarantee will constitute subordinated obligations of Foster Wheeler LLC and will rank junior in right of payment to all of Foster Wheeler LLC's existing and future senior debt.

Optional Redemption by
Foster Wheeler................At any  time  on or  after  June 1,  2004,  we may redeem some or all of the notes in whole or in part from time to time at the redemption prices, plus accrued and unpaid interest to but excluding the redemption date, set forth under "Description of the Notes(Y)Optional Redemption by Foster Wheeler". We may exercise our redemption right only if for 20 trading days within a period of 30 consecutive trading days, including the last day of such period, the closing sale price of our common shares on the New York Stock Exchange exceeds 120% of the then prevailing conversion price.

Rights of Holders to Require
Repurchase ...................Each  holder  of  the  notes  may  require  us  to repurchase some or all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in certain circumstances involving a change of control.

Form, Denomination and
Registration..................The notes were issued in fully  registered form in denominations of $1,000.

Use of Proceeds...............We will not  receive  any of the  proceeds  of the resale of the notes or common shares issuable upon conversion by the selling securityholders.

                                  RISK FACTORS

     Before purchasing any notes, you should carefully read the following risk factors and the other sections of this prospectus. In addition, because holders of the notes may receive our common shares upon conversion of their notes, you are also making an investment decision with regard to our common shares. Thus, you should also carefully read the information regarding our common shares contained in this prospectus.

Relating to Our Business

We have high levels of debt.

     We have debt under bank loans and other debt securities that have been sold to investors. As of June 29, 2001, our total debt amounted to $877.4 million (63% of our total capitalization), $270.3 million of which was comprised of limited recourse project debt of special purpose subsidiaries. In addition, we have $175.0 million of trust preferred securities.

     Over the last five years, we have been required to allocate a greater portion of our earnings to pay interest on our debt. See "Ratio of Earnings to Fixed Charges". After paying interest on our debt, we have fewer funds available for working capital, capital expenditures, acquisitions and other business purposes. This could materially affect our competitiveness by limiting our ability to respond to changing market conditions, expand through acquisitions or to compete effectively in our markets. Additionally, certain of our borrowings are at variable rates of interest, which exposes us to the risk of a rise in interest rates.

There might be possible delays or cancellation of projects included in backlog.

     The dollar amount of backlog does not necessarily indicate our future earnings related to the performance of that work. Backlog refers to expected future revenues under signed contracts, contracts awarded but not finalized, and letters of intent which our management has determined are likely to be performed. Although backlog represents only business which is considered firm, cancellations or scope adjustments may occur. Due to factors outside our control, such as changes in project schedules, we cannot predict with certainty if or when our backlog will be performed.

     In addition, even where a project proceeds as scheduled, it is possible that parties with which we have contracted, may default and fail to pay amounts owed to us. Any such defaults could materially harm our cash flow position, revenues and earnings.

Our estimate of the number of asbestos-related claims we may face and our liability for those claims is subject to a number of uncertainties.

     We are named as a defendant in numerous lawsuits and out-of-court informal claims pending in the United States in which the plaintiffs claim damages for personal injury arising from exposure to asbestos in connection with work performed and heat exchange devices assembled, installed and/or sold by us, and we expect to be named as a defendant in similar suits and claims filed in the future. We are unable to reliably estimate the ultimate cost of these claims due to the nature and number of variables associated with such claims. Our estimates of claims-related costs have increased significantly over time. Some of the factors that may result in increases in the costs of these claims over current estimates include: the rate at which new claims are filed, which increased in 2000 and the first quarter of 2001 compared to recent years, and the number of new claimants, the impact of bankruptcies of other companies currently or historically defending asbestos claims, which reduces the number of possible solvent defendants and may thereby increase the number of claims and the size of demands against us, the uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, the impact of potential changes in legislative or judicial standards, the type and severity of the disease alleged to be suffered by the claimants, such as the type of cancer, asbestosis or other illness, and the disease mix of future claims, increases in defense and/or indemnity payments, which have risen in recent years, and the development of more expensive medical treatments.

     Lastly, our asbestos liability estimates are based only on claims asserted in the United States and Canada. While to date we have not received any claims for personal injury damages based on exposure to asbestos based on our work performed outside of the United States, we do not know if such suits develop, what exposure we would have.

     Increases in the number of claims we face or our costs to resolve those claims will cause us to further increase our estimates of the costs associated with asbestos claims and could have a material adverse effect on our business, financial condition and results of operations.

Our insurance recovery in connection with our asbestos litigation is uncertain.

     To date, our insurance policies have provided coverage for substantially all of the costs we have incurred in connection with resolving asbestos claims. Our ability to continue to recover our costs or any portion thereof relating to the defense and payment of these claims in the future is uncertain and dependent on a number of factors, including: disputes over coverage issues with our insurance carriers, including current disputes involving allocations of coverage under certain policies among the insurers and us, the timely reimbursement of our costs by our insurance carriers, our insurance policy coverage limits, the timing and amount of asbestos claims which may be made against us in the future, and whether such claims are covered by insurance, the financial solvency of our insurers, some of which are currently insolvent, and the amount which may be paid to resolve those claims.

     These factors are beyond our control, and these factors could materially limit our insurance recoveries, which could have a material adverse effect on our business, financial condition and results of operations.

     In the future, we may be required to submit claims for reimbursement to insolvent insurers, including one insurer that has provided policies for a substantial amount of coverage. We cannot predict the amount or timing of such claims.

     An agreement we have had with a number of insurers to allow for efficient and thorough handling of claims against us will not cover claims filed after June 12, 2001. We are currently in negotiations with our insurers regarding an arrangement for handling asbestos claims filed after June 12, 2001. Failure to agree on a new arrangement may delay our ability to get reimbursed on a timely basis by our insurers, which could have a material adverse effect on our results of operations and financial condition. In addition, we cannot predict the effect on us of the ultimate allocation of coverage among the insurers and us as to claims filed after June 12, 2001.

Lump-sum (fixed price) contracts may result in significant losses if costs are greater than anticipated.

     Under lump-sum contracts, we are required to perform a variety of services including designing, engineering, procuring, manufacturing and/or constructing equipment or facilities, for a fixed amount, which is generally not adjusted to reflect the actual costs incurred by us to fulfill our responsibilities under the contract.

     Lump-sum contracts are inherently risky because of the possibility of underestimating costs and the fact that we assume substantially all of the risks associated with completing the project and the post-completion warranty obligations. We also assume the project's technical risk, meaning that we must tailor our products and systems to satisfy the technical requirements of a project even though, at the time we are awarded the project, we may not have previously produced such a product or system. The revenue, cost and gross profit realized on such contracts can vary, sometimes substantially, from our original projections because of changes in a variety of factors, including but not limited to:

     - unanticipated technical problems with the equipment being supplied or developed by us which may require that we spend our own money to remedy the problem,

     -    changes in the cost of components, materials or labor,

     -    difficulties in obtaining required governmental permits or approvals,

     -    changes in local laws and regulations,

     -    changes in local labor conditions,

     -    project modifications creating unanticipated costs,

     -    delays caused by local weather conditions, and

     -    suppliers' or subcontractors' failure to perform.

     These risks are exacerbated if the duration of the project is long-term because there is more time for, and therefore an increased risk that, the circumstances upon which we originally bid and developed a price will change in a manner that increases our costs. In addition, we sometimes bear the risk of delays caused by unexpected conditions or events. Our long-term, fixed price projects often make us subject to penalties if we cannot complete portions of the project in accordance with agreed-upon time limits. Therefore, losses can result from performing large, long-term projects on a lump-sum basis. These losses may be material and could negatively impact our business and results of operations.

We have high working capital requirements which have a negative impact on our financial condition and results of operations.

     Our business requires a significant amount of working capital. Among other things, use of significant amounts of working capital is required to finance the purchase of materials and performance of engineering, construction, and other work on projects before payment is received from customers.

     Working capital requirements may increase when we are required to give our customers more favorable payment terms under contracts to compete successfully for certain projects. Such terms generally include lower advance payments and payment schedules that are less favorable to us. In addition, our working capital requirements have increased because of delays in customer payments resulting from challenges to our requests for additional payments under lump-sum contracts which has resulted in us financing amounts required to complete projects while we are involved in lengthy arbitration or litigation proceedings to recover these amounts. All of these factors may result or have resulted in increases in the amount of our contracts in process and receivables, and our short-term borrowings. Continued higher working capital requirements would materially harm our financial condition and results of operations.

Claims made by us against project owners for payment have recently increased, and failure by us to adequately recover on these claims would have a material adverse effect upon our financial condition and results of operations.

     Our project claims have increased as a result of the increase in our lump-sum contracts between 1992 and 1999. Project claims are claims brought by us against project owners for additional costs over the contract price or amounts not included in the original contract price, typically arising from changes in the initial scope of work or from owner-caused delays. These claims are often subject to lengthy arbitration or litigation proceedings. The costs associated with these changes or owner-caused delays include additional direct costs, such as labor and material costs associated with the performance of the additional work, as well as indirect costs that may arise due to delays in the completion of the project, such as increased labor costs resulting from changes in labor markets. We have used significant additional working capital in projects with cost overruns pending the resolution of the relevant project claims. We cannot assure that project claims will not continue to increase.

         The portion of project claims which we estimate will be the minimum amount to be recovered appears on our balance sheet as an asset. To the extent that we estimate recoveries below corresponding estimated costs, we record a net loss on that portion of the project. Our actual claims and the net losses we have incurred on these projects, however, are substantially greater than this amount. In addition, if we do not recover the minimum estimated amounts on current project claims, then we will have to write-down the value of the project claim asset and take a corresponding charge against earnings, and any such write-down and charge could have a material adverse effect on our financial condition and results of operations.

     We also face a number of counterclaims brought against us by certain project owners in connection with several of the project claims described above. If we are found liable for any of these counterclaims, such liability may also result in write-downs and charges against our earnings to the extent a reserve is not established.

Foster Wheeler LLC guarantees certain obligations of our subsidiaries.

     Foster Wheeler LLC is, and in the future we will be, required by our customers to guarantee the performance of contracts by our subsidiaries. If our subsidiaries default on these performance obligations, we or Foster Wheeler LLC, as the case may be, will be obligated to pay damages to the customer. In the aggregate, these agreements represent a material contingent liability.

We concentrate in particular industries.

     We derive a significant amount of our revenues from services provided to corporations that are concentrated in five industries: power, oil & gas, pharmaceuticals, environmental and chemical/petrochemical. Unfavorable economic or other developments in one or more of these industries could have a material adverse effect on our financial condition and results of operations.

Our international operations involve risks.

     We have substantial international operations which we conduct through foreign and domestic subsidiaries as well as through agreements with foreign joint venture partners. Our international projects accounted for approximately 60% of our fiscal year 2000 operating revenues. We have international operations around the world including operations in China, Poland and Thailand. Our foreign operations are subject to risks, including:

     -    uncertain political, legal and economic environments,

     -    potential incompatibility with foreign joint venture partners,

     -    foreign currency controls and fluctuations,

     -    civil disturbances, and

     -    labor problems.

     Events outside of our control may limit or disrupt operations, restrict the movement of funds, result in the loss of contract rights, increase foreign taxation or limit repatriation of earnings. In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture. These events could have a material adverse effect on our business and results of operations.

We may encounter difficulty in managing our business due to the global nature of our operations.

     We operate in more than 30 countries around the world, with approximately 6,000, or 60%, of our employees located outside of the United States. In order to manage our day-to-day operations, we must overcome cultural and language barriers and assimilate different business practices. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor segment-wide standards and directives across our global network. Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and compliance with segment-wide standards and procedures.

We may be unable to accomplish our business strategy.

     Our ability to accomplish our business strategy is subject to many factors beyond our control. We cannot give you any assurances that we will be successful in our attempts to increase revenues, introduce new products, decrease costs, increase our client base, achieve desirable contracts or reduce our leverage. These goals depend in part on global economic growth, economic activity within certain markets, regulatory environment, the demand for our products and the efforts of our competitors. Additionally, one element of our strategy of reducing leverage depends on our ability to monetize certain non-core assets. There can be no assurance that we will be successful in our efforts to monetize these assets. Even if we are successful, the price we receive for certain of these assets may require us to report a loss on the sale if the book value is higher than the price received.

We are engaged in highly competitive businesses and often must bid against competitors to obtain engineering, construction and service contracts.

     We are engaged in highly competitive businesses in which customer contracts are often awarded through bidding processes based on price and the acceptance of certain risks. We compete with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors. Some competitors have greater financial and other resources than we do. In some instances this could give them a competitive advantage over us.

Our publicly available earnings estimates are subject to many uncertainties.

     We can make no assurances that our publicly available earnings estimates will be achieved. Our earnings estimates are subject to change due to many uncertainties including:

     - changes in the rate of economic growth in the United States and other major economies,

     - changes in investment by the power, oil & gas, pharmaceutical, chemical/petrochemical and environmental industries,

     -    changes in regulatory environment,

     -    changes in project schedules,

     -    changes in trade, monetary and fiscal policies worldwide,

     -    currency fluctuations,

     - outcomes of pending and future litigation, including litigation regarding our liability for damages caused by asbestos exposure,

     - protection and validity of patents and other intellectual property rights, and

     -    increasing competition by foreign and domestic companies.

     Our earnings estimates were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants or generally accepted accounting principles. No independent accountants have expressed an opinion or any other form of assurance on these estimates. Earnings estimates are necessarily speculative in nature, and it can be expected that one or more of the estimates will not materialize or will vary significantly from actual results, and such variances will likely increase over time. Such variances at any time may be material and adverse.

A failure to attract and retain qualified personnel could have an adverse effect on us.

     Our ability to attract and retain qualified engineers, scientists and other professional personnel, either through direct hiring or acquisition of other firms employing such professionals, will be an important factor in determining our future success. The market for these professionals is competitive, and there can be no assurance that we will be successful in our efforts to attract and retain such professionals. In addition, our ability to be successful depends in part on our ability to attract and retain skilled laborers. Demand for these workers is currently high and the supply is extremely limited. Our failure to attract or retain such workers could have a material adverse effect on our business and results of operations.

We are subject to environmental laws and regulations in the countries in which we operate.

     Our operations are subject to U.S., European and other laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws include U.S. federal statutes such as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Clean Water Act, the Clean Air Act and similar state and local laws, and European laws and regulations including those promulgated under the Integrated Pollution Prevention and Control Directive issued by the European Union in 1996 and the 1991 directive dealing with waste and hazardous waste and laws and regulations similar to those in other countries in which we operate. In both our Engineering & Construction Group and our Energy Equipment Group we make use of and produce as byproducts substances which are considered to be hazardous pursuant to the laws and regulations referred to above. We may be subject to liabilities for environmental contamination if we do not comply with applicable laws regulating such hazardous substances, and such liabilities can be substantial.

     In addition, we may be subject to significant fines and penalties if we do not comply with environmental laws and regulations including those referred to above. Some environmental laws, including CERCLA, provide for joint and several strict liability for remediation of releases of hazardous substances which could result in our liability for environmental damage without regard to our negligence or fault. Such laws and regulations could expose us to liability arising out of the conduct of operations or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time the acts were performed. Additionally, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Changes in the environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in material costs and liabilities to us.

The enforcement of judgments in civil suits against Foster Wheeler Ltd. may be difficult.

     Foster Wheeler Ltd. is a Bermuda company. As a result, it may be difficult for you to effect service of process within the United States or to enforce judgments obtained against Foster Wheeler Ltd. in United States courts. Foster Wheeler Ltd. has irrevocably agreed that it may be served process with respect to actions based on offers and sales of securities made in the United States by having Foster Wheeler LLC, Perryville Corporate Park, Clinton, New Jersey 08809-4000, be its United States agent appointed for that purpose.

     Foster Wheeler Ltd. has been advised by its Bermuda counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. Foster Wheeler Ltd. has also been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages may be the subject of an action in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

          (1) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and

          (2) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law.

     A Bermuda court may impose civil liability on Foster Wheeler Ltd. or its directors or officers in a suit brought in the Supreme Court of Bermuda against Foster Wheeler Ltd. or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

Anti-takeover provisions in our bye-laws and our shareholders rights plan may discourage potential acquisition bids.

     Provisions in our bye-laws and our shareholders right plan could discourage unsolicited takeover bids from third parties and make removal of incumbent management difficult. As a result, it may be less likely that you will receive premium prices for your shares in an unsolicited takeover by another party. These provisions include:

     -    two-thirds of all shareholders must vote in favor of any merger,

     -    a classified board of directors, and

     - a potential acquiror's interest in us may be diluted as a result of the operation of the shareholders rights plan.

     Our board of directors may issue preferred shares and determine their rights and qualifications. The issuance of preferred shares may delay, defer or prevent a merger, amalgamation, tender offer or proxy contest involving us. This may cause the market price of our common shares to significantly decrease.

Related to the Notes

Our ability to repurchase notes upon a change of control is subject to important limitations.

     The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC. In such a case, any repurchase of the notes by Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, absent a waiver, would be prohibited under the subordination provisions of the indenture until the senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, is paid in full. Further, we cannot assure you that Foster Wheeler Ltd. or Foster Wheeler LLC would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure to repurchase the notes when required following a change of control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC. See "Description of the Notes(Y)Repurchase at Option of Holders upon a Change of Control".

The notes and the guarantee will be subordinated to senior debt and other liabilities.

     As of June 29, 2001, payment on the notes and guarantee would have been subordinated or effectively subordinated to approximately $667.4 million of our consolidated debt, including senior debt of Foster Wheeler Ltd. In addition, payment of the notes is effectively subordinated to all other liabilities of the subsidiaries of Foster Weeler Ltd. as payment on the guarantee is effectively subordinated to all other liabilities of the subsidiaries of Foster Wheeler LLC.

     By reason of the subordination provisions of the indenture, in the event of the insolvency, liquidation, reorganization, dissolution or other winding up of Foster Wheeler Ltd. or Foster Wheeler LLC, holders of notes will not receive payment on, in the case of such an event involving Foster Wheeler Ltd., the notes or, in the case of such an event involving Foster Wheeler LLC, the guarantee, as applicable, until all senior debt of such company is paid in full. As a result, in the event of such a proceeding, holders of the notes may receive less, ratably, than holders of senior debt. In addition, no payment will be made in respect of the notes and the guarantee during the continuance of payment defaults on senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, and payments on the notes or the guarantee may be prohibited for up to 179 consecutive days in the event of non-payment defaults on certain senior debt. The notes and the guarantee will be unsecured, and will also be effectively subordinated to all secured obligations to the extent of the value of the assets securing such obligations.

As a holding company, we are dependent upon our subsidiaries to service our debt and obtain funds for dividend payments.

     As a holding company, our assets consist entirely of the capital stock or other equity interests of our operating subsidiaries. Consequently, our cash flow and ability to pay dividends and service debt obligations, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by the subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their indebtedness. Additionally, Foster Wheeler LLC's ability to make payments under its guarantee may be restricted by the terms of our credit facility. We cannot be certain that payments from our subsidiaries will be adequate to pay dividends or service our debt obligations, including the notes and the guarantee.

You may not be able to sell your notes.

     The notes are a new issue of securities for which there is currently no trading market. We cannot predict whether an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. Even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. Whether or not the notes trade at lower prices depends on many factors, including:

     -    prevailing interest rates,

     -    the markets for similar securities,

     -    general economic conditions, and

     - our financial condition, historical financial performance and future prospects.

                                 USE OF PROCEEDS

     Neither Foster Wheeler Ltd. nor Foster Wheeler LLC will receive any proceeds from the sale by any selling securityholder of the notes or the underlying Foster Wheeler Ltd. common shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated:

         2001                   2000          1999           1998           1997        1996
         ----                   ----          ----           ----           ----        ----
  First two quarters                                      Fiscal Year
    of Fiscal Year
         1.36                   1.51          - (1)          1.36           1.02        2.64


-----------

(1) Earnings in 1999 were inadequate to cover fixed charges. The coverage deficiency was approximately $204.0 million, largely due to a provision of $37.6 million ($27.6 million after tax) for cost alignment and a charge totalling $244.6 million ($173.9 million after tax) of which $214.0 million relates to the Robbins facility write-down and $30.6 million relates to 1999 operations of the Robbins facility.

     The ratio of earnings to fixed charges is computed by dividing (A) income from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting changes plus fixed charges, less capitalized interest and minority interest by (B) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), minority interest and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

                            DESCRIPTION OF THE NOTES

     When we refer to "we", "us", or "Foster Wheeler Ltd." in this section of the prospectus entitled "Description of the Notes", we refer to Foster Wheeler Ltd., a Bermuda Company. All references to "Foster Wheeler LLC", shall be to Foster Wheeler LLC, a Delaware limited liability company and a subsidiary of Foster Wheeler Ltd.

     We issued the notes under an indenture, dated May 31, 2001, by and among Foster Wheeler Ltd., Foster Wheeler LLC and BNY Midwest Trust Company, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we and Foster Wheeler LLC entered into with the initial purchasers.

     The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes. You may request copies of these documents at our address set forth under the caption "Prospectus Summary".

Brief Description of the Notes

     The notes are:

     o    limited to $210,000,000 aggregate principal amount;

     o general unsecured obligations, subordinated in right of payment to all existing and future senior debt of Foster Wheeler Ltd., and are effectively subordinated to all indebtedness and liabilities of our subsidiaries;

     o fully and unconditionally guaranteed on a subordinated basis by Foster Wheeler LLC, an indirect wholly-owned subsidiary of Foster Wheeler Ltd.;

     o convertible into common shares of Foster Wheeler Ltd. at a conversion price of $16.05 per share, subject to adjustment as described under "Conversion Rights";

     o redeemable at our option in whole or in part beginning on June 1, 2004 upon the terms and the redemption prices set forth under "Optional Redemption by Foster Wheeler";

     o subject to repurchase by us at your option if a change of control occurs; and

     o due on June 1, 2007, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

     The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring senior debt of Foster Wheeler Ltd., or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change in control of Foster Wheeler Ltd., except to the extent described under "Repurchase at Option of Holders upon a Change of Control" below.

     You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see "Form, Denomination and Registration".

     You may not sell or otherwise transfer the notes and the common shares issuable upon conversion of the notes except in compliance with the provisions set forth below under "Notice to Investors".

Interest

     The notes bear interest from May 31, 2001 at the rate of 6.50% per year, subject to adjustment upon the occurrence of a reset transaction. See "Interest Rate Adjustments" below. We will pay interest semiannually on June 1 and December 1, of each year (unless such day is not a business day in which case such payment will be made on the next succeeding business day) to the holders of record at the close of business on the preceding May 15, and November 15, respectively, beginning December 2001. There are two exceptions to the preceding sentence:

       - In general, we will not pay interest accrued and unpaid on any note that is converted into common shares of Foster Wheeler Ltd. See "- Conversion Rights". Consequently, if a holder of notes converts its note after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such notes for conversion, it must pay us an amount equal to the interest that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment but prior to the corresponding interest payment date, notes that are called by us for redemption. Accordingly, if we redeem notes on a date after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date the holder of such notes chooses to convert such notes, the holder will not be required to pay us, at the time it surrenders such notes for conversion, the amount of interest on such notes it will receive on the interest payment date.

       - We will pay interest to a person other than the holder of record on the record date if we redeem the notes on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the notes being redeemed to but not including the redemption date to the same person to whom we will pay the principal of such notes.

     Except as provided below, we will pay interest on: the global notes to DTC in immediately available funds; and the definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes.

     At maturity, we will pay interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

     We will pay principal and premium, if any, on: the global notes to DTC in immediately available funds; and the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

     Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Rate Adjustments

     If a reset transaction occurs, the interest rate will be adjusted to equal the adjusted interest rate from the effective date of such reset transaction to, but not including, the effective date of any succeeding reset transaction.

     A "reset transaction" means: a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common shares into which the notes are then convertible is a party, a sale of all or substantially all the assets of the entity that is the issuer of the common shares into which the notes are then convertible is a party, a recapitalization of those common shares, or a distribution described in the fourth bullet point of the sixth paragraph under "Conversion Rights" below, after the effective date of such transaction or distribution the notes would be convertible into:

     - shares of an entity the common shares of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5% higher than the dividend yield on the common shares of Foster Wheeler Ltd. (or other common shares then issuable upon an conversion of the notes) for the four fiscal quarters preceding the public announcement of the transaction or distribution, or

     - shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common shares for the next four fiscal quarters that would result in such a 2.5% increase.

     The "adjusted interest rate" with respect to any reset transaction will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by us or our successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a note immediately after the later of:

     -    the public announcement of the reset transaction, or

     - the public announcement of a change in dividend policy in connection with the reset transaction,

will equal the average trading price of a note for the 20 trading days preceding the date of public announcement of the reset transaction. However, the adjusted interest rate will not be less than 6.50% per year.

     For purposes of the definition of reset transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security for that period divided by, if with respect to dividends paid on that security, the average Closing Price (as defined in the indenture) of the security during that period and, if with respect to dividends proposed to be paid on the security, the closing price of such security on the effective date of the related reset transaction.

     The "trading price" of a security on any date of determination means: the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date, if that security is not listed on the NYSE on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed, if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market, if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us, if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security, or if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of convertible securities.

Guarantee

     The notes will be fully and unconditionally guaranteed as to principal, premium, if any, and interest by Foster Wheeler LLC. The guarantee will be subordinated to the prior payment in full of all senior debt of Foster Wheeler LLC. If Foster Wheeler Ltd. defaults in the payment of the principal of, or premium, if any, or interest on the notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption, change of control, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, Foster Wheeler LLC shall be required promptly to make such payment in full. In addition, Foster Wheeler LLC will fully and unconditionally guarantee all other obligations of Foster Wheeler Ltd. under the notes, including the obligation to deliver common shares of Foster Wheeler Ltd. upon a conversion by a holder.

Conversion Rights

     You may convert any outstanding notes (or portions of outstanding notes) into common shares of Foster Wheeler, Ltd., initially at the conversion price of $16.05 per share (equal to a conversion rate of 62.3131 shares per $1,000 principal amount of notes). The conversion price is, however, subject to adjustment as described below. Foster Wheeler Ltd. will not issue fractional shares of common shares upon a conversion of notes. Instead, we pay a cash adjustment based upon the closing sale price of our common shares on the business day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

     You may exercise conversion rights at any time prior to the close of business on the final maturity date of the notes. However, if you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your notes because a change of control has occurred, you may convert your notes into common shares of Foster Wheeler Ltd., only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the change of control repurchase date.

     Except as provided below, if you convert your notes into common shares of Foster Wheeler Ltd. on any day other than an interest payment date, you will not receive any interest that has accrued on the notes. By delivering to the holder the number of shares issuable upon a conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date. However, the preceding sentence does not apply to notes that are converted after being called by us for redemption. Accordingly, if we call your notes for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your notes, you will not be required to pay us at the time you surrender such notes for conversion the amount of interest on such notes you will receive on the date that has been fixed for redemption. Furthermore, if we call your notes for redemption on a date that is prior to a record date for an interest payment date, and prior to the redemption date you choose to convert your notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your notes.

     You will not be required to pay any taxes or duties relating to the issuance or delivery of common shares of Foster Wheeler Ltd. if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common shares of Foster Wheeler Ltd., in a name other than yours. (If you convert any note within two years after its original issuance, the common shares issuable upon conversion will not be issued or delivered in a name other than yours unless the applicable restrictions on transfer have been satisfied. See "Notice to Investors".) Certificates representing common shares will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

     To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive note, you must:

     - complete the conversion notice on the back of the note (or a facsimile thereof),

     - deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent, which is initially the trustee,

     - pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph, and

     - pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common shares into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

     We will adjust the initial conversion price for certain events, including:

     o issuances of common shares of Foster Wheeler Ltd., as a dividend or distribution on common shares of Foster Wheeler Ltd.,

     o certain subdivisions and combinations of common shares of Foster Wheeler Ltd.,

     o issuances to all holders of common shares of Foster Wheeler Ltd., of certain rights or warrants to purchase common shares of Foster Wheeler Ltd. (or securities convertible into common shares of Foster Wheeler Ltd.) at less than (or having a conversion price per share less than) the current market price of common shares of Foster Wheeler Ltd.,

     o distributions to all holders of common shares of Foster Wheeler Ltd., of our indebtedness or assets (including securities, but excluding:

     o    the rights and warrants covered by the third bullet point above,

     o any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or

     o    any dividends or distributions paid exclusively in cash),

     o distributions consisting exclusively of cash to all holders of common shares of Foster Wheeler Ltd., to the extent that such distributions, combined together with:

     o all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

     o any cash and the fair market value of other consideration paid for any tender offers by us or any of common shares of Foster Wheeler Ltd., expiring within the preceding 12 months for which no adjustment has been made, exceeds 15% of the market capitalization of Foster Wheeler Ltd. on the record date for such distribution; market capitalization is the product of the then current market price of the common shares of Foster Wheeler Ltd. times the number of shares of common shares of Foster Wheeler Ltd. then outstanding, and

     o purchases of common shares of Foster Wheeler Ltd., pursuant to a tender offer made by Foster Wheeler Ltd. or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

     o any cash and the fair market value of any other consideration paid in any other tender offer Foster Wheeler Ltd., or any of its subsidiaries for common shares of Foster Wheeler Ltd., expiring within the 12 months preceding such tender offer for which no adjustment has been made plus

     o the aggregate amount of any all-cash distributions referred to in the preceding bullet point to all holders of common shares of Foster Wheeler Ltd., within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 15% of the market capitalization of Foster Wheeler Ltd. on the expiration of such tender offer.

     In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our
common  shares,   in  each  case  over  a  measurement   period   following  the
distribution.

     We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of common shares of Foster Wheeler Ltd., or any securities convertible into or convertible for common shares of Foster Wheeler Ltd., or carrying the right to purchase any of the foregoing. Each event that leads to an anti-dilution adjustment described above would cause a separate adjustment. Positive adjustments to the conversion price would be offset by negative adjustments and vice-versa.

         If Foster Wheeler Ltd.:

     o    reclassifies   or  changes  its  common  shares  (other  than  changes
          resulting from a subdivision or combination), or

     o consolidates or combines with or merges into any person or sells or conveys to another person all or substantially all of its property and assets,

and the holders of common shares of Foster Wheeler Ltd., receive shares, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common shares, the holders of the notes may convert the notes into the consideration they would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. Foster Wheeler Ltd. may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of common shares of Foster Wheeler Ltd., or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common shares of Foster Wheeler Ltd. See "Certain United States Federal Income Tax Considerations".

     We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of common shares of Foster Wheeler Ltd. resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

Optional Redemption by Foster Wheeler

     We may not redeem the notes in whole or in part at any time prior to June 1, 2004. At any time on or after June 1, 2004, we may redeem some or all of the notes on at least 20 but not more than 60 days' notice if for 20 trading days within any period of 30 consecutive trading days, including the last day of such period, the trading price of the common shares of Foster Wheeler Ltd. exceeds 120% of the then prevailing conversion price, at the following redemption prices (expressed in percentages of the principal amount):

        During the Twelve Months Commencing            Redemption
                                                         Price

         June 1, 2004.................................... 103.90%
         June 1, 2005.................................... 102.60%
         June 1, 2006.................................... 101.30%

     In addition, we will pay interest on the notes being redeemed, including those notes which are converted into common shares of Foster Wheeler Ltd. after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders upon a Change of Control

     If a change of control occurs, you will have the right to require us to repurchase all of your notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000. The repurchase price is equal to 100% of the principal amount of the notes to be repurchased. We will also pay interest accrued and unpaid to, but excluding, the repurchase date. Notwithstanding the foregoing, you will not have a right to require us to repurchase the notes unless prior to that repurchase we have made any applicable change of control offers required by senior debt of Foster Wheeler Ltd. and have purchased all Foster Wheeler Ltd. validly tendered for payment in connection with such change of control offers.

     Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right. The repurchase date is 30 days after the date we give notice of a change of control. To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

     A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

     - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions of shares of our capital shares entitling that person to exercise 50% or more of the total voting power of all shares of our capital shares entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

     - the first day on which a majority of the members of the board of directors of Foster Wheeler Ltd. are not continuing directors; or

     - the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

          (1) any transaction: that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital shares; and pursuant to which holders of our capital shares immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital shares entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

          (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common shares solely into shares of common shares of the surviving entity.

However, a change of control will be deemed not to have occurred if:

          -    the  closing  sale  price per  share of  common  shares of Foster
               Wheeler Ltd. for any five trading days within: the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point above, or the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second bullet point above, equals or exceeds 110% of the conversion price of the notes in effect on each such trading day; or

          - at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common shares traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the notes become convertible solely into such common shares (and any rights attached thereto).

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     We may, to the extent permitted by applicable law and the documents governing senior debt of Foster Wheeler Ltd., at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     Our ability and the ability of Foster Wheeler LLC to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of senior debt of

Foster Wheeler Ltd. or Foster Wheeler LLC. In such an event, any repurchase of the notes by Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, is paid in full. Further, we cannot assure you that Foster Wheeler Ltd. or Foster Wheeler LLC would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure to repurchase the notes when required following a change of control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under senior debt of Foster Wheeler Ltd. or Foster Wheeler LLC. See "Subordination" below.

Subordination

     The notes will be subordinated in right of payment to the prior payment in full of all our existing and future senior debt of Foster Wheeler Ltd. The indenture provides that in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of senior debt of Foster Wheeler Ltd. will first be paid in respect of all senior debt of Foster Wheeler Ltd. in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler Ltd. before we make any payments of principal of, or premium, if any, and interest (including liquidated damages, if any) on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt of Foster Wheeler Ltd. would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler Ltd. of all obligations in respect of senior debt of Foster Wheeler Ltd. before the holders of the notes are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of senior debt of Foster Wheeler Ltd. if payment of the notes is accelerated because of an event of default.

     The indenture further provides if any default by Foster Wheeler Ltd. has occurred and is continuing in the payment of principal of or premium, if any, or interest on, rent or other payment obligations in respect of, any senior debt of Foster Wheeler Ltd., no payment may be made on account of the notes, until all such payments due in respect of that senior debt of Foster Wheeler Ltd., have been paid in full in cash or other payment satisfactory to the holders of that senior debt of Foster Wheeler Ltd.. During the continuance of any event of default with respect to any designated senior debt of Foster Wheeler Ltd. (other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any designated senior debt of Foster Wheeler Ltd.) permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by Foster Wheeler Ltd., directly or indirectly, with respect to the notes for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that designated senior debt of Foster Wheeler Ltd., may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that designated senior debt of Foster Wheeler Ltd. has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt of Foster Wheeler Ltd. However, if the maturity of that designated senior debt of Foster Wheeler Ltd. is accelerated (or, in the case of a lease, as a result of such events of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the notes until that designated senior debt of Foster Wheeler Ltd. has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt of Foster Wheeler Ltd., or such acceleration (or termination, in the case of the lease) has been cured or waived. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to the designated senior debt of Foster Wheeler Ltd. during such period.

     By reason of such subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of senior debt of Foster Wheeler Ltd. to the extent necessary to pay senior debt of Foster Wheeler Ltd. in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler Ltd. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt of Foster Wheeler Ltd. and such general creditors may recover more, ratably, than holders of notes.

     The term "senior debt of Foster Wheeler Ltd." means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, the indebtedness of Foster Wheeler Ltd., including without limitation, indebtedness under:

     - its guarantee in respect of borrowings under Foster Wheeler LLC's $270,000,000 multi-year facility dated December 1, 1999 that expires in February 2003; and

     - its guarantee in respect of the $200 million of 6.75% notes due November 15, 2005,

whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by Foster Wheeler Ltd. (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular indebtedness, the instrument creating or evidencing such indebtedness or the assumption or guarantee thereof expressly provides that the indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior to the notes. However, the term "senior debt of Foster Wheeler Ltd." does not include:

     - the indebtedness of Foster Wheeler Ltd. to any its subsidiaries of which it owns, directly or indirectly, a majority of the voting shares; or

     - any indebtedness of Foster Wheeler Ltd. which by its terms ranks junior to or pari passu with the guarantee.

     For purposes of the definitions of "designated senior debt of Foster Wheeler LLC", "senior debt of Foster Wheeler LLC", "designated senior debt of Foster Wheeler Ltd.", and "senior debt of Foster Wheeler Ltd." the term "indebtedness" means, with respect to the applicable person:

     (1) all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, notes, notes or other instruments for the payment of money, or incurred in connection with the acquisition of any property, services or assets (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

     (2) all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guarantees, bankers' acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

     (3) all obligations and liabilities (contingent or otherwise) in respect of (A) leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, and (B) any lease or related documents (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

     (4) all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

     (5) all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

     (6)  any indebtedness or other obligations described in clauses (1) through
          (4) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

     (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through
          (6).

     The term "designated senior debt of Foster Wheeler Ltd." means senior debt of Foster Wheeler Ltd. which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated in the instrument evidencing or governing the senior debt as "designated senior debt of Foster Wheeler Ltd." for purposes of the indenture. However, the instrument may place conditions and limitations on the right of that senior debt of Foster Wheeler Ltd. to exercise the rights of designated senior debt of Foster Wheeler Ltd. Currently, there is no senior debt or designated senior debt of Foster Wheeler Ltd. The indenture does not restrict the creation of senior debt of Foster Wheeler Ltd. or any other indebtedness in the future.

Subordination of the Guarantee

     The guarantee will be subordinated in right of payment to the prior payment in full of all existing and future senior debt of Foster Wheeler LLC. The indenture provides that in the event of any distribution of the assets of Foster Wheeler LLC upon its dissolution, winding up, liquidation or reorganization, the holders of senior debt of Foster Wheeler LLC will first be paid in respect of all senior debt of Foster Wheeler LLC, in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler LLC before Foster Wheeler makes any payments of principal of, or premium, if any, and interest (including liquidated damages, if any) on the guarantee. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt of Foster Wheeler LLC would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler LLC, of all obligations in respect of senior debt of Foster Wheeler LLC, before the holders of the notes are entitled to receive any payment or distribution under the guarantee. Under the indenture, Foster Wheeler LLC must promptly notify holders of senior debt of Foster Wheeler LLC if payment of the notes is accelerated because of an event of default.

     The indenture further provides if any default by Foster Wheeler LLC has occurred and is continuing in the payment of principal of or premium, if any, or interest on, rent or other payment obligations in respect of, any senior debt of Foster Wheeler LLC, no payment may be made on account of the guarantee, until all such payments due in respect of that senior debt of Foster Wheeler LLC have been paid in full in cash or other payment satisfactory to the holders of that senior debt of Foster Wheeler LLC. During the continuance of any event of default with respect to any designated senior debt of Foster Wheeler LLC (other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any designated senior debt of Foster Wheeler LLC) permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by Foster Wheeler LLC, directly or indirectly, with respect to the note guarantee for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that designated senior debt of Foster Wheeler LLC may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that designated senior debt of Foster Wheeler LLC has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt of Foster Wheeler LLC. However, if the maturity of that designated senior debt of Foster Wheeler LLC is accelerated (or, in the case of a lease, as a result of such events of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the notes until that designated senior debt of Foster Wheeler LLC has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt of Foster Wheeler LLC, or such acceleration (or termination, in the case of the lease) has been cured or waived. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to the designated senior debt of Foster Wheeler LLC during such period.

     By reason of such subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of senior debt of Foster Wheeler LLC to the extent necessary to pay senior debt of Foster Wheeler LLC in full in cash or other payment satisfactory to the holders of senior debt of Foster Wheeler LLC. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt of Foster Wheeler LLC and such general creditors may recover more, ratably, than holders of notes.

     "Senior debt of Foster Wheeler LLC" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, the indebtedness of Foster Wheeler LLC, including without limitation indebtedness under:

     - borrowings under the $270,000,000 multi-year facility dated December 1, 1999 that expires in February 2003;

     -    the  $110.3   million  of  bonds   issued  in   connection   with  the
          restructuring of Robbins facility debt; and

     -    the $200 million of 6.75% notes due November 15, 2005,

whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by Foster Wheeler LLC (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular indebtedness, the instrument creating or evidencing such indebtedness or the assumption or guarantee thereof expressly provides that the indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior to the notes. However, the term "senior debt of Foster Wheeler LLC" does not include:

     - the indebtedness of Foster Wheeler LLC, to any its subsidiaries of which it owns, directly or indirectly, a majority of the voting shares, including without limitation, indebtedness pursuant to those certain 9.00% junior subordinated notes due January 15, 2029 (which ranks junior to the guarantee);

     - the guarantee of Foster Wheeler LLC in respect of the 9.00% Preferred Securities of FW Preferred Capital Trust I (which ranks junior to the guarantee); or

     - any other indebtedness of Foster Wheeler LLC, which by its terms ranks junior to or pari passu with the guarantee.

     "Designated senior debt of Foster Wheeler LLC" means borrowings under our multi-year revolving facility and any other senior debt of Foster Wheeler LLC which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated in the instrument evidencing or governing the senior debt as "designated senior debt of Foster Wheeler LLC" for purposes of the indenture. However, the instrument may place conditions and limitations on the right of that senior debt of Foster Wheeler LLC to exercise the rights of designated senior debt of Foster Wheeler LLC. At March 30, 2001 on a pro forma basis, there was approximately $376.7 million of senior debt of Foster Wheeler LLC, of which approximately $66.4 million will be designated senior debt of Foster Wheeler LLC. The indenture does not restrict the creation of senior debt of Foster Wheeler LLC or any other indebtedness in the future.

     The notes of Foster Wheeler Ltd. and the guarantee of Foster Wheeler LLC will be, in effect, subordinated to all indebtedness and other liabilities (including trade payables) of their subsidiaries and any subsidiaries that they own in the future. The indenture does not limit the amount of indebtedness or other liabilities any future subsidiaries may incur. The ability of Foster Wheeler Ltd. to make required interest, principal, repurchase, cash conversion or redemption payments on the notes and Foster Wheeler LLC to make such payments on the guarantee may be impaired as a result of the obligations of their other subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. Any right Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, has to receive assets of each of their subsidiaries upon such a subsidiary's liquidation or reorganization (and the consequent right of holders to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, is recognized as a creditor of that subsidiary, in which case the claims of Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be, would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to the claims held by Foster Wheeler Ltd. or Foster Wheeler LLC, as the case may be.

Events of Default

     Each of the following constitutes an event of default under the indenture:

     (1) our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

     (2) our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

     (3) our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

     (4) a default under any indebtedness for money borrowed by us or Foster Wheeler LLC, the aggregate outstanding principal amount of which is in an amount in excess of $15 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default: is caused by a failure to pay when due principal or interest on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;

     (5) certain events of bankruptcy, insolvency or reorganization with respect to us or Foster Wheeler LLC; and

     (6) the guarantee of Foster Wheeler LLC ceases to be in full force and effect (other than as expressly provided for under the indenture) or is declared null and void, or Foster Wheeler LLC denies that it has any further liability under the guarantee, or gives notice to such effect (other than by reason of termination of the indenture or release of the guarantee in accordance with the indenture).

     The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

     If an event of default specified in clause (5) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above (the default not having been cured or waived as provided under "Modifications, Amendments and Meetings" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as specified under "Modifications, Amendments and Meetings" below) is present, in each case upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

     Foster Wheeler Ltd., may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its assets to any other corporation organized under the laws of the United States or Bermuda or any of their political subdivisions, provided that:

     - the surviving corporation assumes all obligations of Foster Wheeler Ltd., under the indenture,

     - at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing, and

     -    certain other conditions are met.

     Foster Wheeler LLC, may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its assets to any other corporation organized under the laws of the United States or Bermuda or any of their political subdivisions, provided that:

     - the surviving corporation assumes all obligations of Foster Wheeler LLC under the guarantee, and

     - at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing, and

     -    certain other conditions are met.

Modifications, Amendments and Meetings

Changes Requiring Approval of Each Affected Holder

     The indenture (including the terms and conditions of the notes and the guarantee) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

     - change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages),

     - reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note,

     -    change the currency of payment of such note or interest thereon,

     - impair the right to institute suit for the enforcement of any payment on or with respect to any note,

     -    modify our  obligations  to  maintain  an office or agency in New York
          City,

     - except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the notes,

     - modify the subordination provisions of the indenture or the guarantee of Foster Wheeler LLC in a manner adverse to the holders of notes,

     - modify the redemption provisions of the indenture in a manner adverse to the holders of notes,

     -    reduce  the  percentage  in  aggregate   principal   amount  of  notes
          outstanding necessary to modify or amend the indenture or to waive any past default, or

     - reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Changes Requiring Majority Approval

         The indenture (including the terms and conditions of the notes and the guarantee) may be modified or amended either:

     - with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding, or

     - by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting.

Changes Requiring No Approval

     The indenture (including the terms and conditions of the notes and the guarantee) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     - adding to our covenants or events of default for the benefit of the holders of notes,

     -    surrendering any right or power conferred upon us,

     - providing for conversion rights of holders of notes if any reclassification or change of common shares of Foster Wheeler Ltd. or any consolidation, merger or sale of all or substantially all of our assets occurs,

     - providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease,

     - reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes,

     - complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended,

     - making any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of notes in any material respect,

     - curing any ambiguity or correcting or supplementing any defective or inconsistent provision contained in the indenture; provided that such action does not adversely affect the interests of the holders of notes in any material respect, or

     - adding, eliminating or modifying any other provisions with respect to matters or questions arising under the indenture or the guarantee which we may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Meetings

     The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

Quorum

     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

Satisfaction and Discharge

     We may, at our option, satisfy and discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

     - all outstanding notes will become due and payable at their scheduled maturity within one year, or

     -    all outstanding notes are scheduled for redemption within one year,

     and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

     The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

     BNY Midwest Trust Company, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services LLC is the transfer agent and registrar for common shares of Foster Wheeler Ltd. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

     We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Registration Rights

     This prospectus and registration statement have been filed by us to meet our obligations under the registration rights agreement entered into in connection with the initial placement of the notes. If you sell the notes or the common shares issued upon conversion of the notes under this registration statement, you generally will be: required to be named as a selling stockholder in this prospectus, required to deliver a prospectus to purchasers, subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales, and be bound by applicable provisions of the registration rights agreement, including certain indemnification rights and obligations.

     Pursuant to the registration rights agreement, we and Foster Wheeler LLC have agreed, at our and its expense to:

     - file with the SEC not later than August 29, 2001 a registration statement covering resales by holders of all notes and the common shares issuable upon conversion of the notes,

     - use our reasonable efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than November 27, 2001, and

     - use reasonable efforts to keep the registration statement effective until the earliest of: two years after the last date of original issuance of any of the notes, the date when the holders of the notes and the common shares issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act, and the date when all of the notes and the common shares into which the notes are convertible that are owned by the holders who complete and deliver in a timely manner the selling security holder election and questionnaire described below are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

     We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

     - the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing, and

     -    we  reasonably   determine   that  the  disclosure  of  this  material
          non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

     Upon the initial sale of notes or common shares issued upon conversion of the notes, each selling holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things:

     - identify the sale as a transfer pursuant to the shelf registration statement,

     - certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with, and

     - certify that the selling holder and the aggregate principal amount of notes or number of shares, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

Form, Denomination and Registration

     Denomination and Registration. The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000. The notes sold pursuant to this prospectus will be represented by one or more global notes. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Purchasers of notes under this prospectus may hold their interests in the global notes directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

     Beneficial owners of interests in global notes who desire to convert their interests into common shares should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures for submitting requests for conversion.

     Global Notes: Book-Entry Form. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

     -    will not be entitled to have certificates registered in their names,

     - will not receive or be entitled to receive physical delivery of certificates in definitive form, and

     -    will not be considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

     We will wire, through the facilities of the trustee, payments of principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of Foster Wheeler Ltd., the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name".

     Because of time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     If you would like to convert your notes into common shares pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     Neither Foster Wheeler Ltd. nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of Foster Wheeler Ltd., the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Definitive Notes. Definitive notes may also be issued in exchange for notes represented by the global notes if we do not appoint a successor depositary as set forth above under "--Global Notes: Book-Entry Form" or in certain other circumstances set forth in the indenture.

SELLING SECURITYHOLDERS

     The notes were originally issued by us and sold by Lehman Brothers Inc., Banc of America Securities LLC and First Union Securities, Inc. in transactions exempt from the registration requirements of the Securities Act. Selling securityholders may from time to time offer and sell the notes and the underlying common shares pursuant to this prospectus. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

     The following table contains information as of August 13, 2001, with respect to the selling securityholders and the principal amount of notes and the underlying common shares beneficially owned by each selling securityholder that may be offered using this prospectus.

     We have prepared this table based on the information supplied to us by the selling securityholders named in the table.

     The selling securityholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

     Because the selling securityholders may offer all or some of their notes or the underlying common shares from time to time, we cannot estimate the amount of the notes or underlying common shares that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution".

     Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess 1% of our outstanding common shares.


                                                          Principal
                                                          Amount at
                                                         Maturity of
                                                            Notes                            Number of       Percentage
                                                         Beneficially      Percentage of      Common          of Common
                                                        Owned that may         Notes        Shares that       Shares
                         Name                              be Sold         Outstanding    may be Sold (1)   Outstanding (2)
                         ----                              -------         -----------    ---------------   ---------------


AAM/Zazove Institutional Income Fund, L.P.                  500,000             0.24         31,156.55          0.08
Alpine Associates                                          9,550,000            4.55         595,090.14         1.44
Alpine Partners, L.P.                                      1,550,000            0.74         96,585.31          0.24
Alta Partners Convertible Arbitrage Fund                   14,650,000           6.98         912,886.97         2.19
Alta Partners Discount, Convertible Arbitrage Fund         2,000,000            0.95         124,626.21         0.30
Argent Classic Convertible Arbitrage Fund (Bermuda)        3,055,000            1.45         190,366.53         0.46
Ltd.
Argent Convertible Arbitrage Fund Ltd.                      500,000             0.24         31,156.55          0.08
Associated Electric & Gas Insurance Services Limited        300,000             0.14         18,693.93          0.05
Aventis Pension Master Trust                                120,000             0.06          7,477.57          0.02
Bank of America Securities LLC (3)                          600,000             0.29         37,387.86          0.09
Bank of Austria Cayman Island Ltd.                         6,000,000            2.86         373,878.62         0.91
BNP CooperNeff Convertible Strategies Fund, L.P.           2,206,000            1.05         137,462.71         0.34
BNP Paribas Equity Strategies SNC                          17,197,000           8.19        1,071,598.44        2.56
Boilermaker - Blacksmith Pension Trust                      730,000             0.35         45,488.57          0.11
BP Amoco PLC, Master Trust                                 2,266,000            1.08         141,201.49         0.35
CALAMOS Convertible Fund - CALAMOS Investment Trust        2,450,000            1.17         152,667.10         0.37
CALAMOS Convertible Growth and Income Fund - CALAMOS       1,500,000            0.71         93,469.66          0.23
Investment Trust
CALAMOS Convertible Portfolio-CALAMOS Advisors Trust         75,000             0.04          4,673.48          0.01
CALAMOS High Yield Fund - CALAMOS Investment Trust           45,000             0.02          2,804.09          0.01
CFFX, LLC                                                  1,000,000            0.48         62,313.10          0.15
Chrysler Corporation Master Retirement Trust               4,315,000            2.05         268,881.04         0.66
City of Albany Pension Plan                                  65,000             0.03          4,050.35          0.01
City of Knoxville Pension System                            160,000             0.08          9,970.10          0.02
Clarica Life Insurance Co. - U.S.                           185,000             0.09         11,527.92          0.03



------------------------

(1) Assumes conversion of all of the holder's notes at a conversion price of $16.05 per common share. This conversion price will be subject to adjustment however, as described in "Description of the Notes--Conversion Rights". As a result, the actual number of common shares issued upon conversion of the notes may change.


(2) Calculated in accordance with Rule 13d-3(d)(i) of the Exchange Act, using 40,771,560 common shares outstanding as of August 13, 2001. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's notes while assuming that no other holder of notes converted.

(3) In May 2001, Banc of America Securities LLC acted as an initial purchaser of the private placement of our 6.50% Convertible Subordinated Notes due 2007. Affiliates of Banc of America Securities LLC are lenders under our revolving credit facilities.


                                                          Principal
                                                          Amount at
                                                         Maturity of
                                                            Notes                            Number of       Percentage
                                                         Beneficially      Percentage of      Common          of Common
                                                        Owned that may         Notes        Shares that       Shares
                         Name                              be Sold         Outstanding    may be Sold (1)   Outstanding (2)
                         ----                              -------         -----------    ---------------   ---------------


College Retirement Equities Fund                           4,000,000            1.90         249,252.41         0.61
Credit Suisse Asset Management                             1,000,000            0.48         62,313.10          0.15
CSFB Convertible & Quantitative Strategies Ltd.            6,000,000            2.86         373,878.62         0.91
D. E. Shaw Investments, L.P.                                400,000             0.19         24,925.24          0.06
D. E. Shaw Valence, L.P.                                   1,600,000            0.76         99,700.97          0.24
Delaware PERS                                              1,875,000            0.89         116,837.07         0.29
Delta Airlines Master Trust                                1,580,000            0.75         98,454.70          0.24
Delta Airlines Master Trust (c/o Oaktree Capital            900,000             0.43         56,081.79          0.14
Management, LLC)
Delta Pilots D & S Trust                                    560,000             0.27         34,895.34          0.09
Delta Pilots Disability and Survivorship Trust              250,000             0.12         15,578.28          0.04
Drury University                                             25,000             0.01          1,557.83          0.00
Duquesne Fund, L.P.                                         465,000             0.22         28,975.59          0.07
Family Service Life Insurance Co.                           200,000             0.10         12,462.62          0.03
First Franklin Convertible Securities Fund                 3,000,000            1.43         186,939.31         0.46
Fundamental Investors Inc.                                 15,000,000           7.14         934,696.55         2.24
Guardian Life Insurance Co.                                7,900,000            3.76         492,273.52         1.19
Guardian Pension Trust                                      400,000             0.19         24,925.24          0.06
H. K. Porter Company, Inc.                                   20,000             0.01          1,246.26          0.00
HFR Master Trust                                            200,000             0.10         12,462.62          0.03
ICI American Holdings Trust                                 825,000             0.39         51,408.31          0.13
JAL Ventures                                                500,000             0.24         31,156.55          0.08
James Campbell Corporation                                  460,000             0.22         28,664.03          0.07
KD Offshore C,V,                                            250,000             0.12         15,578.28          0.04
Kellner, Dileo & Co.                                        250,000             0.12         15,578.28          0.04
Kettering Medical Center Funded Depreciation Account         45,000             0.02          2,804.09          0.01
Knoxville Utilities Board Retirement System                 100,000             0.05          6,231.31          0.02
Lazard Freres et CIE Paris                                  500,000             0.24         31,156.55          0.08
Lehman Brothers Inc. (4)                                   11,000,000           5.24         685,444.14         1.65
Leonardo L.P.                                              10,000,000           4.76         623,131.04         1.51
Lipper Convertibles, L.P.                                  3,000,000            1.43         186,939.31         0.46
Lipper Convertibles, L.P. (Class B)                        1,000,000            0.48         62,313.10          0.15
Lipper Offshore Convertibles Series II, L.P.               1,000,000            0.48         62,313.10          0.15
Lipper Offshore Convertibles, L.P.                         2,000,000            0.95         124,626.21         0.30
Lipper Offshore Convertibles, L.P. #2                      1,000,000            0.48         62,313.10          0.15
Louisiana Worker's Compensation Corporation                 100,000             0.05          6,231.31          0.02
McMahan Securities Co. L.P.                                  70,000             0.03          4,361.92          0.01
Morgan Stanley Dean Witter Convertible Securities          1,000,000            0.48         62,313.10          0.15
Trust
Motion Picture Industry Health Plan - Active Member         315,000             0.15         19,628.63          0.05
Fund

------------------------

4 In May 2001, Lehman Brothers acted as an initial purchaser of the private placement of our 6.50% convertible Subordinated Notes due 2007. In January 1999, Lehman brothers acted as an underwriter for the sale of our subsidiary's 9.00% Preferred Securities.


                                                          Principal
                                                          Amount at
                                                         Maturity of
                                                            Notes                            Number of       Percentage
                                                         Beneficially      Percentage of      Common          of Common
                                                        Owned that may         Notes        Shares that       Shares
                         Name                              be Sold         Outstanding    may be Sold (1)   Outstanding (2)
                         ----                              -------         -----------    ---------------   ---------------


Motion Picture Industry Health Plan - Retiree Member        160,000             0.08          9,970.10          0.02
Fund
No Margin Fund, L.P.                                        105,000             0.05          6,542.88          0.02
OCM Convertible Trust                                      2,240,000            1.07         139,581.35         0.34
Partner Reinsurance Company Ltd.                            525,000             0.25         32,714.38          0.08
Port Authority of Allegheny County Retirement and           765,000             0.36         47,669.52          0.12
Disability Allowance Plan for the Employees
Represented by Local 85 of the Amalgamated Transit
Union
Quattco Fund, Ltd.                                         2,000,000            0.95         124,626.21         0.30
RCG Latitude Master Fund                                   2,500,000            1.19         155,782.76         0.38
San Diego County Employees Retirement Association          1,900,000            0.90         118,394.90         0.29
SEI Trust Company                                           340,000             0.16         21,186.46          0.05
SPT                                                         630,000             0.30         39,257.26          0.10
State Employees' Retirement Fund of the State of           1,365,000            0.65         85,057.39          0.21
Delaware
State of Connecticut Combined Investment Funds             2,935,000            1.40         182,888.96         0.45
Steeler Fund, Ltd.                                         1,430,000            0.68         89,107.74          0.22
Sterling Invest Co.                                         500,000             0.24         31,156.55          0.08
Syngenta AG                                                 325,000             0.15         20,251.76          0.05
The Dow Chemical Company Employee's Retirement Plan        1,790,000            0.85         111,540.46         0.27
The Estate of James Campbell                                349,000             0.17         21,747.27          0.05
The Fondren Foundation                                       50,000             0.02          3,115.66          0.01
The Gabelli Convertible Securities Fund, Inc.                40,000             0.02          2,492.52          0.01
The Income Fund of America, Inc.                           15,000,000           7.14         934,696.55         2.24
The Northwestern Mutual Life Insurance Company             1,350,000            0.64         84,122.69          0.21
Unifi, Inc. Profit Sharing Plan and Trust                    70,000             0.03          4,361.92          0.01
Union Carbide Retirement Account                            900,000             0.43         56,081.79          0.14
United Food and Commercial Workers Local 1262 and           340,000             0.16         21,186.46          0.05
Employers Pension Fund
Van Waters & Rogers, Inc. Retirement Plan                   200,000             0.10         12,462.62          0.03
Vanguard Convertible Securities Fund, Inc.                 3,385,000            1.61         210,929.86         0.51
Zeneca Holdings Trust                                       475,000             0.23         29,598.72          0.07
Zurich Institutional Benchmarks                             475,000             0.23         29,598.72          0.07
Zurich Institutional Benchmarks Master Fund Ltd.            900,000             0.43         56,081.79          0.14

All other holders of notes or future transferees,          17,147,000           8.17         1,068,482          2.55
pledgees, donees, assignees, or successors of any
such holders (5) (6)

TOTAL                                                     210,000,000          100.0         13,085,751        24.29



------------------------

5 Information about other selling security holders will be set forth in prospectus supplements, if required.

6 Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any other holders of notes, do not beneficially own any common shares other than the common shares issuable upon conversion of the notes at the initial conversion price.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of White & Case LLP, special tax counsel to Foster Wheeler Ltd., the following is a description of the material U.S. federal income tax consequences of the registration, acquisition, ownership and retirement of notes, and common shares of Foster Wheeler Ltd., upon conversion, by a holder of notes and common shares. This description only applies to notes, and common shares of Foster Wheeler Ltd., upon conversion, held as capital assets and does not address aspects of U.S. federal income taxation that may be applicable to you that are subject to special tax rules, such as, but not limited to:

     o financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, or dealers or traders in securities or currencies;

     o persons that own, or are deemed to own, 10% or more, by voting power or value, of the common shares of Foster Wheeler Ltd.;

     o holders that will hold a note as part of a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for U.S. federal income tax purposes; and

     o    holders that have a "functional currency" other than the U.S. dollar.

     This description does not discuss any foreign, state or local tax considerations relating to the registration, acquisition, ownership or retirement of the notes or common shares. Moreover, this description does not address the U.S. federal estate and gift or alternative minimum tax consequences of the registration, acquisition, ownership or retirement of notes or common shares. In addition, this description does not address the U.S. federal income tax treatment of holders that do not acquire notes as part of the initial distribution at their initial issue price or common shares of Foster Wheeler Ltd. upon conversion. You should consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences that may arise under any state, local or foreign tax laws.

     This description is based on (1) the Internal Revenue Code of 1986, as amended, (2) existing and proposed U.S. Treasury Regulations issued under the Internal Revenue Code and (3) administrative and judicial interpretations of the Internal Revenue Code and Treasury Regulations, each as available and in effect on the date of this prospectus. The Internal Revenue Code, Treasury Regulations, and interpretations, however, may change at any time, and any change could be retroactive to the date of this prospectus.

     For purposes of this summary, a "U.S. holder" is a beneficial owner of notes or common shares, as the case may be, who for U.S. federal income tax purposes is:

     o    a citizen or resident of the United States;

     o a corporation or partnership organized in or under the laws of the United States or any State thereof, including the District of Columbia;

     o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     o a trust (1) that validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

     A "non-U.S. holder" is a beneficial owner of notes or common shares, as the case may be, other than a U.S. holder.

Registration of Notes and Common Shares

     The registration of notes, and common shares of Foster Wheeler Ltd., will not constitute a taxable exchange for U.S. federal income tax purposes. You will not recognize gain or loss upon the registration of notes, and common shares of Foster Wheeler Ltd., and will be required to continue to include interest on the notes and distributions on the common shares in gross income for U.S. federal income tax purposes in the same manner and to the same extent, if any, as such interest was included in gross income under the unregistered notes and distributions were included in gross income under the common shares. Your holding period for your notes or common shares, as the case may be, will include the holding period for the unregistered notes or common shares and your adjusted basis in the notes or common shares, as the case may be, will be the same as your adjusted basis in the unregistered notes or common shares.

Notes

Interest

     If you are a U.S. holder, interest paid to you on a note will be includible in your gross income as ordinary interest income in accordance with your usual method of tax accounting. In addition, interest on the notes will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the notes generally will constitute passive income, or, in the case of certain U.S. holders, financial services income.

     Subject to the discussion below under the caption "U.S. Backup Withholding Tax and Information Reporting", if you are a non-U.S. holder, payments of interest to you on a note generally will not be subject to U.S. federal income tax unless such income is effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange or Retirement

     If you are a U.S. holder, upon the sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as interest, and your adjusted tax basis in such note. If you are a U.S. holder, your adjusted tax basis in a note generally will equal your cost of such note. Any such gain or loss will be capital gain or loss. If you are a noncorporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to your gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for such notes exceeds one year and will be further reduced if your holding period exceeds five years. The deductibility of capital losses is subject to limitations. Any gain or loss realized on the sale, exchange or retirement of a note generally will be treated as U.S. source gain or loss, as the case may be.

     Subject to the discussion below under the caption "U.S. Backup Withholding Tax and Information Reporting", if you are a non-U.S. holder, any gain realized by you upon the sale, exchange or retirement of a note generally will not be subject to U.S. federal income tax, unless:

     o such gain is effectively connected with your conduct of a trade or business in the United States or

     o if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met.

Conversion of Notes

     If you are a U.S. holder, your conversion of notes into Foster Wheeler Ltd. common shares generally will not be a taxable event, except to the extent attributable to accrued but unpaid interest or to cash received in lieu of fractional common shares, for U.S. federal income tax purposes. Your tax basis in common shares received upon conversion will generally be the same as your tax basis, exclusive of any tax basis allocable to a fractional common share, in the notes converted.

Adjustment of Conversion Price

     The conversion rate of the notes is subject to adjustment in certain circumstances. Under the Internal Revenue Code, if you are a U.S. holder, adjustments of the conversion ratio that increase your proportionate share of the assets or earnings of Foster Wheeler Ltd. will be considered a constructive distribution to you, resulting in ordinary income to the extent of Foster Wheeler Ltd.'s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Further, if you are a U.S. holder, a failure to adjust the conversion ratio to reflect certain events can in some circumstances give rise to a deemed dividend to you. You should consult your tax advisors concerning the consequences of any adjustments to the conversion rate.

Common Shares

Distributions

     Subject to the discussion below under "Passive Foreign Investment Company Considerations", if you are a U.S. holder, the gross amount of any distribution to you by Foster Wheeler Ltd. of cash or property, other than certain distributions, if any, of Foster Wheeler Ltd. common shares distributed pro rata to all shareholders of Foster Wheeler Ltd., with respect to the Foster Wheeler Ltd. common shares, before reduction for any Bermuda taxes withheld, will be includible in your gross income as ordinary dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Foster Wheeler Ltd., as determined under U.S. federal income tax principles. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. Subject to the discussion below under "Passive Foreign Investment Company Considerations", to the extent, if any, that the amount of any distribution exceeds Foster Wheeler Ltd.'s current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in the common shares and then as capital gain.

     If you are a U.S. holder, dividends received by you with respect to common shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. For this purpose, dividends distributed by Foster Wheeler Ltd. generally will constitute "passive income", or, in the case of certain U.S. holders, "financial services income".

     Subject to the discussion below under "United States Backup Withholding Tax and Information Reporting", if you are a non-U.S. holder of Foster Wheeler Ltd. common shares, generally you will not be subject to U.S. federal income or withholding tax on dividends received on such shares, unless such income is effectively connected with your conduct of a trade or business in the United States.

Sale or Exchange

     Subject to the discussion below under "Passive Foreign Investment Company Considerations", if you are a U.S. holder, generally you will recognize gain or loss on the sale or exchange of common shares equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the Foster Wheeler Ltd. common shares. Such gain or loss will be capital gain or loss. If you are a noncorporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to your gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for such common shares exceeds one year and will be further reduced if your holding period exceeds five years. The deductibility of capital losses is subject to limitations. If you are a U.S. holder, gain or loss, if any, recognized by you generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

     Subject to the discussion below under "United States Backup Withholding Tax and Information Reporting", if you are a non-U.S. holder of common shares, generally you will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such common shares unless:

     i. such gain is effectively connected with your conduct of a trade or business in the United States or

     ii. if you are an individual present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Considerations

     A non-U.S. corporation will be classified as a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either:

     i.   at least 75 percent of its gross income is "passive income" or

     ii. at least 50 percent of the gross value of its assets is attributable to assets that produce "passive income" or are held for the production of passive income.

     Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

     Based on estimates of its gross income and gross assets and the nature of its business, Foster Wheeler Ltd. believes that it will not be classified as a PFIC for its current taxable year. Foster Wheeler Ltd.'s status in future years will depend on its assets and activities in those years. Foster Wheeler Ltd. has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC. If Foster Wheeler Ltd. were a PFIC, if you are a U.S. holder of common shares, generally you would be subject to imputed interest charges and special tax rules with respect to any gain from the sale or exchange of, and certain distributions with respect to, the common shares. Alternatively, if you are a U.S. holder, generally you could elect to either:

     i. take your pro rata share of Foster Wheeler Ltd.'s undistributed income into gross income as it is earned by Foster Wheeler Ltd. (the "QEF election") or

     ii. subject to certain limitations, annually take into gross income the appreciation or depreciation in your Foster Wheeler Ltd. common shares' value during the tax year (the "mark-to-market election").

     Amounts included in or deducted from income under the mark-to-market election and actual gains and losses realized upon the sale or disposition of the common shares, subject to specific limitations, will be treated as ordinary gains or losses. If you are a U.S. holder and make a QEF or the mark-to-market election, you will not be subject to the above-described rule. The QEF election would only be available to you if Foster Wheeler Ltd. provided certain information to the Internal Revenue Service. Because Foster Wheeler Ltd. will not be able to satisfy the Internal Revenue Service's record keeping requirements, you may only be able to make the mark-to-market election if Foster Wheeler Ltd. were a PFIC.

     You should consult your own tax advisors regarding the tax consequences that would arise if Foster Wheeler Ltd. were treated as a PFIC.

United States Backup Withholding Tax and Information Reporting

     United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders that are United States persons. Information reporting generally will apply to payments of

     (1) principal of, and interest on, the notes and to proceeds of the sale or redemption of the notes and

     (2) dividends on and proceeds from the sale or redemption of common shares made within the United States to a holder, other than an "exempt recipient". An "exempt recipient" is a payee, including a corporation that is not a United States person who provides appropriate certification and certain other persons.

     If you are a U.S. holder, other than an "exempt recipient", a payor will be required to withhold backup withholding tax from certain payments of (A) principal of, and interest on, the notes and to proceeds of the sale or redemption of the notes and (B) dividends on and proceeds from the sale or redemption of common shares within the United States to you if you fail to furnish your correct taxpayer identification number or otherwise fail to comply with, or establish an exemption from, such backup withholding requirements. Under recently enacted legislation, the backup withholding tax rate of 30.5% will be reduced to 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for 2006 through 2010.

     In the case of such payments by a payor within the United States to a "foreign simple trust", a "foreign grantor trust" or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of applicable U.S. Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Generally, if you are a U.S. holder, you will provide the correct taxpayer identification number on a Form W-9, Certification of Taxpayer Identification Number. You will certify foreign status on a Form W-8, Certification of Foreign Status. Moreover, if you are not a United States person, a payor may rely on a certification provided by you only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

     The above description is not intended to constitute a complete analysis of all tax consequences relating to the registration and ownership of notes or common shares. You should consult your own tax advisor concerning the tax consequences of your particular situation.

                       CERTAIN BERMUDA TAX CONSIDERATIONS

     The following is a summary of certain anticipated tax consequences of our operations under Bermuda law.

     The discussion does not deal with all possible tax consequences relating to our operations. The discussion is based upon the advice of counsel in Bermuda.

     Advice of counsel has no binding effect or official status of any kind; no assurance can be given that the conclusions set out below will be sustained by a court if challenged by the taxing authorities of Bermuda.

     The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this offering circular, all of which are subject to change.

     We have been advised by our Bermuda counsel that, at the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax or capital transfer tax payable by us and that, in the event that any legislation is enacted in Bermuda imposing certain types of taxes, including any tax imposed on profits or income or computed on any capital asset, gain or appreciation, such tax shall not, pursuant to the terms of an assurance received by us from the Minister of Finance of Bermuda under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, apply to us or our operations until 2016. This assurance is subject to certain provisos, including the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda.

     As an exempted company, we are liable to pay in Bermuda an annual government fee based upon our current authorized share capital of $161,500,000.

                              PLAN OF DISTRIBUTION

     Neither Foster Wheeler Ltd. nor Foster Wheeler LLC will receive any of the proceeds of the sale of the notes and the underlying Foster Wheeler Ltd. common shares offered by this prospectus. The notes and the underlying Foster Wheeler Ltd. common shares may be sold from time to time to purchasers:

     -    directly by the selling securityholders;

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying Foster Wheeler Ltd. common shares.

     If the notes and underlying Foster Wheeler Ltd. common shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The notes and underlying Foster Wheeler Ltd. common shares may be sold in one or more transactions at:

     -    fixed prices;

     -    prevailing market prices at the time of sale;

     -    varying prices determined at the time of sale; or

     -    negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the notes and underlying Foster Wheeler Ltd. common shares may be listed or quoted at the time of the sale, including the NYSE in the case of the Foster Wheeler Ltd. common shares;

     -    in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     -    through the writing of options; or

     - through the distribution by a selling securityholder to its partners, members, or shareholders.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and underlying Foster Wheeler Ltd. common shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying Foster Wheeler Ltd. common shares in the course of hedging their positions. The selling securityholders may also sell the notes and underlying Foster Wheeler Ltd. common shares short and deliver notes and underlying Foster Wheeler Ltd. common shares to close out short positions, or loan or pledge notes and underlying Foster Wheeler Ltd. common shares to broker-dealers that in turn may sell the notes and underlying Foster Wheeler Ltd. common shares.

     To Foster Wheeler Ltd.'s and Foster Wheeler LLC's knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying Foster Wheeler Ltd. common shares by the selling securityholders. In addition, neither Foster Wheeler Ltd. nor Foster Wheeler LLC can assure you that any selling securityholder will not transfer, devise or gift the notes and the underlying Foster Wheeler Ltd. common shares by other means not described in this prospectus.

     The selling securityholders and any broker-dealers or agents who participate in the distribution of the notes and the underlying Foster Wheeler Ltd. common shares may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying Foster Wheeler Ltd. common shares by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     Because the selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At anytime a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

     -    the  name  of  the  selling   securityholders  and  any  participating
          underwriters, broker-dealers or agents;

     -    the aggregate amount and type of securities being offered;

     - the price at which the securities were sold and other material terms of the offering;

     - any discounts commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

     -    that   the   participating   broker-dealers   did  not   conduct   any
          investigation   to  verify  the  information  in  this  prospectus  or
          incorporated in this prospectus by reference.

     There can be no assurance that any selling securityholder will sell any or all of the notes or underlying Foster Wheeler Ltd. common shares pursuant to this prospectus. In addition, any notes or underlying Foster Wheeler Ltd. common shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The rules under that Act include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying Foster Wheeler Ltd. common shares by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying Foster Wheeler Ltd. common shares to engage in market-making activities with respect to the particular notes and the underlying Foster Wheeler Ltd. common shares being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying Foster Wheeler Ltd. common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying Foster Wheeler Ltd. common shares.

     Pursuant to the registration rights agreement filed as an exhibit to this registration statement, Foster Wheeler Ltd., Foster Wheeler LLC and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     Foster Wheeler Ltd. common shares trade on the NYSE under the symbol "FWC". Neither Foster Wheeler Ltd. nor Foster Wheeler LLC intend to apply for listing of the notes on any securities exchange or for quotation through NYSE. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

     Foster Wheeler Ltd. has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying Foster Wheeler Ltd. common shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

     Certain legal matters with respect to the notes will be passed upon for us by White & Case LLP, New York, New York and by our Bermuda counsel, Conyers Dill & Pearman.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10K/A for the year ended December 29, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accounts, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses payable by Foster Wheeler Ltd. in connection with the sale of the notes and common shares being registered. All amounts are estimates except the SEC registration fee.

                                                      Amount to be Paid
                                                      -----------------

SEC registration fee                                   $ 52,500

Printing expenses                                        10,000

Legal fees and expenses                                  50,000

Accounting fees and expenses                             10,000

Miscellaneous expenses                                    5,000
                                                      =========

Total                                                  $127,500

Item 15.  Indemnification of Directors and Officers.

     Foster Wheeler Ltd. is a Bermuda company. Section 98 of the Companies Act of 1981 of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

     Foster Wheeler Ltd. has adopted provisions in its bye-laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act. Foster Wheeler Ltd. maintains liability insurance covering its directors and officers and those of its subsidiaries.

Item 16.  Exhibits and Financial Statement Schedules.

      Exhibit
        No.                                Description
       ---                                 -----------

        2 Agreement and Plan of Merger, dated as of May 25, 2001, among Foster Wheeler Corporation, Foster Wheeler LLC and Foster Wheeler Ltd. (filed as Annex 1 to Foster Wheeler Ltd.'s Form S-4 (Registration No. 333-52468), dated March 9, 2001 and incorporated herein by reference).

        4.1 Foster Wheeler Ltd. hereby agrees to furnish copies of instruments defining the rights of holders of long-term debt of Foster Wheeler LLC and its consolidated subsidiaries to the Commission upon its request.

        4.2 Rights Agreement dated as of May 21, 2001, between Foster Wheeler Ltd. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.2 to Foster Wheeler Ltd.'s Form 8-K dated May 25, 2001 and incorporated herein by reference).

        4.3 Form of Specimen Common Share certificate, par value $1.00 per share, of Foster Wheeler Ltd. (filed as Exhibit 4.2 to Foster Wheeler Ltd.'s Form 8-K, dated May 25, 2001 and incorporated herein by reference).

      **4.4 Indenture, dated as of May 31, 2001, among Foster Wheeler Ltd., Foster Wheeler LLC and BNY Midwest Trust Company.


      **4.5     Form of Note (included in Exhibit 4.4).

      **4.6 Registration Rights Agreement, dated as of May 31, 2001, among Foster Wheeler Ltd., Foster Wheeler LLC and Lehman Brothers Inc., Banc of America Securities LLC and First Union Securities, Inc.

        5.1 Opinion of Conyers Dill & Pearman as to the legality of the securities issued.

        5.2 Opinion of White & Case LLP as to the legality of the securities issued.

        8.1     Opinion of White & Case LLP as to certain tax matters.

        8.2 Opinion of Conyers Dill & Pearman as to certain tax matters (included in Exhibit 5.1 hereto).

       12.1 Statement of Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to Foster Wheeler Ltd.'s Form 10-Q, dated August 13, 2001 and incoporated herein by reference).

       23.1     Consent of PricewaterhouseCoopers LLP.

       23.2     Consent  of  White & Case  LLP.  (included  in  Exhibit  5.2 and
                Exhibit 8.1 hereto)

       23.3     Consent  of Conyers  Dill & Pearman  (included  in  Exhibit  5.1 hereto).

       24 Powers of Attorney (included in the signature pages to the Registration Statement).


-----------------

**  Previously filed.

     **25.      Form  T-1  Statement  of  Eligibility  and   Qualification   for
                Indenture under the Trust Indenture Act of 1939.

Item 17.  Undertakings.

         The undersigned registrants each hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of New Jersey on August 14, 2001.

                               FOSTER WHEELER LTD.


                               By:  /s/ Lisa Fries Gardner
                                   ----------------------------------------
                                           Lisa Fries Gardner
                                       Vice President and Secretary


                               FOSTER WHEELER LLC


                               By: /s/ Lisa Fries Gardner
                                   ----------------------------------------
                                           Lisa Fries Gardner
                                              Secretary




                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Foster Wheeler Ltd. whose signature follows constitutes and appoints Lisa Fries Gardner, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises to all intents and purposes as fully as such person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities on the date or dates indicated.



Signature                                                    Date


/s/ Richard J. Swift                                         June 26, 2001
------------------------------------
Richard J. Swift
Chairman of the Board of Directors, President and
Chief Executive Officer


/s/ Gilles A. Renaud                                         June 26, 2001
------------------------------------
Gilles A. Renaud
Senior Vice President and Chief Financial Officer

/s/ Robin A. Kornmeyer                                       June 26, 2001
------------------------------------
Robin A. Kornmeyer
Controller

/s/ Eugene D. Atkinson                                       June 26, 2001
------------------------------------
Eugene D. Atkinson
Director

/s/ Joseph J. Melone                                         June 26, 2001
------------------------------------
Joseph J. Melone
Director

/s/ E. James Ferland                                         June 26, 2001
------------------------------------
E. James Ferland
Director

/s/ Louis E. Azzato                                          June 26, 2001
------------------------------------
Louis E. Azzato
Director

/s/ John P. Clancey                                          June 26, 2001
------------------------------------
John P. Clancey
Director

/s/ David J. Farris                                          June 26, 2001
------------------------------------
David J. Farris
Director

/s/ Martha Clark Goss                                        June 26, 2001
------------------------------------
Martha Clark Goss
Director

/s/ Constance J. Horner                                      June 26, 2001
------------------------------------
Constance J. Horner
Director

/s/ John E. Stuart                                           June 26, 2001
--------------------------------------------
John E. Stuart
Director

/s/ James E. Schessler                                       June 26, 2001
------------------------------------
James E. Schessler
Senior Vice President and Director

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each manager of Foster Wheeler LLC whose signature follows constitutes and appoints Lisa Fries Gardner, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises to all intents and purposes as fully as such person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities on the date or dates indicated.



Signature                                                    Date


/s/ Rakesh Jindal                                            June 26, 2001
------------------------------------
Rakesh Jindal
Manager


/s/ Thomas R. O'Brien                                        June 26, 2001
------------------------------------
Thomas R. O'Brien
Manager

/s/ Gilles A. Renaud                                         June 26, 2001
------------------------------------
Gilles A. Renaud
Manager

/s/ Steven I. Weinstein                                      June 26, 2001
------------------------------------
Steven I. Weinstein
Manager

                                  Exhibit Index

      Exhibit
        No.                                Description
       ---                                 -----------

        2 Agreement and Plan of Merger, dated as of May 25, 2001, among Foster Wheeler Corporation, Foster Wheeler LLC and Foster Wheeler Ltd. (filed as Annex 1 to Foster Wheeler Ltd.'s Form S-4 (Registration No. 333-52468), dated March 9, 2001 and incorporated herein by reference).

        4.1 Foster Wheeler Ltd. hereby agrees to furnish copies of instruments defining the rights of holders of long-term debt of Foster Wheeler LLC and its consolidated subsidiaries to the Commission upon its request.

        4.2 Rights Agreement dated as of May 21, 2001, between Foster Wheeler Ltd. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.2 to Foster Wheeler Ltd.'s Form 8-K dated May 25, 2001 and incorporated herein by reference).

        4.3 Form of Specimen Common Share certificate, par value $1.00 per share, of Foster Wheeler Ltd. (filed as Exhibit 4.2 to Foster Wheeler Ltd.'s Form 8-K, dated May 25, 2001 and incorporated herein by reference).

      **4.4 Indenture, dated as of May 31, 2001, among Foster Wheeler Ltd., Foster Wheeler LLC and BNY Midwest Trust Company.


      **4.5     Form of Note (included in Exhibit 4.4).

      **4.6 Registration Rights Agreement, dated as of May 31, 2001, among Foster Wheeler Ltd., Foster Wheeler LLC and Lehman Brothers Inc., Banc of America Securities LLC and First Union Securities, Inc.

        5.1 Opinion of Conyers Dill & Pearman as to the legality of the securities issued.

        5.2 Opinion of White & Case LLP as to the legality of the securities issued.

        8.1     Opinion of White & Case LLP as to certain tax matters.

        8.2 Opinion of Conyers Dill & Pearman as to certain tax matters (included in Exhibit 5.1 hereto).

       12.1 Statement of Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to Foster Wheeler Ltd.'s Form 10-Q, dated August 13, 2001 and incoporated herein by reference).

       23.1     Consent of PricewaterhouseCoopers LLP.

       23.2     Consent  of  White & Case  LLP.  (included  in  Exhibit  5.2 and
                Exhibit 8.1 hereto)

       23.3     Consent  of Conyers  Dill & Pearman  (included  in  Exhibit  5.1 hereto).
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**  Previously filed.

       24 Powers of Attorney (included in the signature pages to the Registration Statement).

     **25.      Form  T-1  Statement  of  Eligibility  and   Qualification   for
                Indenture under the Trust Indenture Act of 1939.

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**  Previously filed.